Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214-871-8787

TUESDAY MORNING CORPORATION
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 SALES

DALLAS, TX – January 11, 2007 — Tuesday Morning Corporation (NASDAQ: TUES) today reported net sales for the fourth quarter ended December 31, 2006 were $321.3 million compared to $335.2 million in the fourth quarter 2005.  For the fiscal year ended December 31, 2006, net sales were $911.1 million compared to $931.8 million in 2005, a decrease of 2.2%.  Comparable store sales decreased 9.8% and 7.9% for the fourth quarter and full year period ended December 31, 2006, respectively.

“Our efforts in executing our operating plans and adjusting for market conditions in the fourth quarter helped drive our results to the higher end of our expectations,” stated Kathleen Mason, President and Chief Executive Officer.  “Despite the on-going promotional home furnishings environment, we have ended the year with a significant cash position, zero debt and substantial operating income.”

Based on the fourth quarter sales results, the Company currently expects diluted earnings per share for the fourth quarter to be in the range of $0.53 to $0.56, which includes approximately $0.03 per diluted share of stock option compensation expense. For fiscal year 2006, the Company currently expects diluted earnings per share to be in the range of $0.83 to $0.86, which includes approximately $0.07 per diluted share of stock option compensation expense.  Diluted earnings per share last year were $0.85 for the fourth quarter of 2005 and $1.46 for the full year of 2005.  Excluding the impact of stock option compensation expense in 2006, diluted earnings per share for the quarter and year ended December 31, 2006 would range from $0.56 to $0.59 and $0.90 to $0.93, respectively.  Please see the attached table for reconciliation.

Tuesday Morning Corporation management will review fourth quarter and full year financial results in a teleconference call on February 27, 2007 at 10:00 a.m. Eastern Time. The Company will release fourth quarter and full year results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 795 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “ can,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

# # #

Reconciliation of Estimated Earnings Per Share
to Non-GAAP Earnings Per Share (See Note)

	Three months ended December 31,		Full Year ended December 31,
	2006	2005	2006	2005
	Estimate	Actual	Estimate	Actual
Net income per share, diluted, as reported	$0.53 -0.56	$0.85	$0.83 -0.86	$1.46

Plus: Stock option expense, net of tax	0.03	—	0.07	—

Adjusted non-GAAP net income per share, diluted	$0.56 - 0.59	$0.85	$0.90 - 0.93	$1.46

Note:

The above schedule reconciles non-GAAP financial measures included in this press release to the most comparable GAAP financial measures.  Non-GAAP net income per share should not be considered as an alternative to net income per share or other GAAP financial measurements as an indicator of our operating performance.

The Company adopted FAS 123(R), Shared Based Payment, in the first quarter of fiscal 2006.  This accounting standard requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period.  The Company has applied the provisions of the modified prospective transition method in the first quarter of 2006. The Company did not record any stock-based compensation expense in 2005.

Management believes that comparative analysis of operating trends is enhanced by adjusting for this item in order to provide investors with a view of the Company’s operating performance in a manner similar to the method used by management to track performance from period-to-period and improve the investor’s ability to understand underlying trends in the Company’s operations. Because stock compensation expense was not recorded in 2005, excluding the impact of stock compensation expense in the current year provides enhanced comparability to the prior year.